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                                                                    EXHIBIT 99.1

                           PERMIAN BASIN ROYALTY TRUST


                                                          NEWS RELEASE


                           PERMIAN BASIN ROYALTY TRUST
                       ANNOUNCES OCTOBER CASH DISTRIBUTION

         DALLAS, TEXAS, OCTOBER 21, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.055448 per unit, payable on November 17, 2003, to unit holders of record on October 31, 2003.

         This month's distribution decreased from the previous month primarily due to lower production of oil and higher operating costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 57,465 bbls and 258,746 mcf. The average price for oil was $27.42 per bbl and for gas was $4.42 per mcf. This would primarily reflect production for the month of August. Capital expenditures were approximately $290,074. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

                                      * * *


         Contact:   Ron E. Hooper
                    Senior Vice President
                    Bank of America, N.A.
                    Toll Free - 877.228.5085